Exhibit 99.1

EMISPHERE ANNOUNCES AMENDMENT TO ORAL GLP-1

DEVELOPMENT LICENSE AGREEMENT WITH NOVO NORDISK

Emisphere to receive $10 million payment

Roseland, NJ, April 29, 2013 – Emisphere Technologies, Inc. (OTCBB: EMIS) today announced that it has agreed with Novo Nordisk A/S (NYSE: NVO) to amend the two companies’ Development and License Agreement to develop and commercialize oral formulations of Novo Nordisk’s proprietary GLP-1 receptor agonists, which have the potential of treating Type 2 diabetes, using Emisphere’s Eligen® technology (the “Oral GLP-1 Development Agreement”).

Under the terms of the amendment, Novo Nordisk will pay to Emisphere $10 million as a prepayment of development milestone payments that would have otherwise become payable to Emisphere under the Oral GLP-1 Development Agreement upon the initiation of Phase II and Phase III testing of an oral GLP-1 product by Novo Nordisk, in exchange for a reduction in the rate of potential future royalty payments arising from future sales of an oral GLP-1 product developed under the Oral GLP-1 Development Agreement.

Under the terms of the Oral GLP-1 Development Agreement, Emisphere could still receive product development and sales milestone payments, in addition to potential future royalty payments. The license agreement was first signed in 2008, and Novo Nordisk is currently conducting Phase I trials for its Oral GLP-1 product candidate.

“We highly value our long-standing relationship with Novo Nordisk,” said Alan L. Rubino, President and Chief Executive Officer of Emisphere. “The accelerated milestone payment will significantly assist our efforts to expedite key growth initiatives for the company,” added Mr. Rubino.

Emisphere’s broad-based drug delivery technology platform, known as the Eligen® Technology, uses proprietary, synthetic chemical compounds, known as Emisphere delivery agents, sometimes called carriers. Emisphere’s Eligen® Technology makes it possible to deliver a therapeutic molecule without altering its chemical form or biological integrity.

ABOUT EMISPHERE TECHNOLOGIES, INC.

Emisphere is a biopharmaceutical company that focuses on developing and commercializing a unique and improved delivery of pharmaceutical compounds, medical foods and dietary supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The Company’s strategy is to reemphasize the commercialization of Oral Eligen® B12, build new high-value partnerships, evaluate new Medical Foods commercial opportunities, and promote new uses for the Eligen® Technology. The Company’s website is: www.emisphere.com.

ABOUT NOVO NORDISK

Novo Nordisk is a global healthcare company with 90 years of innovation and leadership in diabetes care. The company also has leading positions within haemophilia care, growth hormone therapy and hormone replacement therapy. For more information, visit novonordisk.com.

The statements in this release relating to matters that are not historical facts (including without limitation those regarding the timing, performance or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates, the sufficiency of Emisphere’s cash and other capital resources and its ability to obtain additional financing to meet its capital needs) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed on March 28, 2013.

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